Exhibit 99

            Dillard's, Inc. Reports Second Quarter Results


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 20, 2003--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") today announced operating results for its second quarter ended August 2, 2003. The Company will host a conference call to discuss these results today at 9:30 a.m. Eastern. The live call is available to all interested parties on the Internet at the Investor Relations site at www.dillards.com. Click on 'Investor Relations/Conference Calls'. A replay of the call will be available at that same location beginning at approximately 11:30 a.m. Eastern. An alternate website is http://www.shareholder.com/dillards/medialist.cfm.

    Sales

    Sales for the 13 weeks ended August 2, 2003 were $1.7 billion compared to sales for the 13 weeks ended August 3, 2002 of $1.8 billion, a decrease of 5%. Sales in comparable stores for the 13-week period decreased 5%.
    Sales for the 26 weeks ended August 2, 2003 were $3.5 billion compared to sales for the 26 weeks ended August 3, 2002 of $3.7 billion, a decrease of 5%. Sales in comparable stores for the 26-week period decreased 5%.

    Income

    Net loss for the 13 weeks ended August 2, 2003 was $50.4 million ($0.60 per basic and fully diluted share) compared to net income of $6.7 million ($0.08 per basic and fully diluted share) for the 13 weeks ended August 3, 2002.
    During the 13 weeks ended August 2, 2003, the Company recorded $17.1 million ($10.9 million after-tax, or $0.13 per basic and fully diluted share) for asset impairment and store closing charges related to certain stores. Additionally, during the second quarter of 2003, the Company recorded a call premium resulting in additional interest expense of $15.6 million ($10.0 million after-tax or $0.12 per basic and fully diluted share) associated with a $125.9 million call of debt.
    During the 13 weeks ended August 3, 2002, the Company recorded a pre-tax net gain of $0.9 million ($0.6 million after-tax, or $.01 per basic and fully diluted share) which consisted of asset impairment and store closing charges related to six stores offset by forgiveness of a lease obligation from the sale of a closed store. Additionally, during the second quarter of 2002, the Company recorded additional interest expense of $9.1 million ($5.8 million after-tax or $0.07 per fully diluted share) resulting from the early retirement of debt. During the second quarter of 2002, an investee partnership of the Company received an unusual distribution in the settlement of a receivable. As a result, the Company received a non-recurring distribution and recognized a gain of $3.1 million ($2 million after-tax or $.02 per fully diluted share). During the 13 weeks ended August 3, 2002, the Company amortized accounts receivable securitization gains and took a charge to its income statement of $3.2 million ($2 million after-tax or $.02 per fully diluted share).
    Dillard's senior management noted second quarter operating results were pressured by a comparable store sales decline of 5% and corresponding pressure on gross margin as the Company responded with aggressive markdown activity to control inventory levels.

    Gross Margin/Inventory

    Gross Margin for the 13 weeks ended August 2, 2003 declined 300 basis points of sales. Management attributes the decline to continuing sales pressure experienced during the quarter, which necessitated Dillard's aggressive response to control inventory levels with increased markdown activity. Having entered the second quarter of 2003 with a year over year inventory increase of 5%, and after realizing a comparable store sales decline of 5% during the second quarter, the Company managed inventory at August 2, 2003 to an increase of 3% compared to inventory at August 3, 2002.

    Advertising, Selling, Administrative and General Expenses

    Advertising, selling, administrative and general ("SG&A") expenses declined $23.2 million to $507.8 million for the 13 weeks ended August 2, 2003 from $531.0 million for the comparable period ended August 3, 2002. The decline was primarily driven by significant savings in payroll and advertising partially offset by increases in utilities and bad debt expense. Payroll and advertising expenses declined $11.7 and $11.7 million, respectively, while utilities and bad debt expense increased $1.3 million and $2.7 million, respectively, during the second quarter of 2003. The Company experienced small savings in most other expense categories during the 13-weeks ended August 2, 2003.

    Debt/Interest Expense

    During the 13 weeks ended August 2, 2003, interest expense increased to $59.4 million from $55.9 million during the 13 weeks ended August 3, 2002. During the 13 weeks ended August 2, 2003, the Company called the remaining $125.9 million of its 6.39% notes due August 1, 2013. These notes were subject to mandatory repricing on August 1, 2003. A call premium of $15.6 million related to this early retirement is included in interest expense for the 13 weeks ended August 2, 2003.
    The Company has adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 rescinds SFAS No. 4 and 64, which required gains and losses from extinguishments of debt to be classified as extraordinary items. For the 13 weeks ended August 3, 2002, as a result of adopting SFAS No. 145, the Company has reclassified $9.1 million (after-tax $5.8 million or $0.07 per basic and fully diluted share) to interest and debt expense from extraordinary loss on early extinguishment of debt. Included in the $9.1 million reclassified loss is a call premium of $11.6 million related to the call of $143 million 6.31% notes, partially offset by a gain on early extinguishment of debt during the second quarter of 2002.
    The Company utilizes securitizations of its credit card receivable portfolio as a financing vehicle. The Company has historically accounted for these transactions as off-balance-sheet financing. However, in early May 2002, the Company amended its conduit financing agreement in a manner that prevented future transfers of accounts receivable from qualifying as a sale and thus receiving off-balance-sheet treatment. As a result of this decision, the Company records all financing through this facility on the balance sheet at August 2, 2003 of which $400 million is classified in long-term debt. During the 13 weeks ended August 3, 2002, the Company placed $240 million of debt and the related asset on its balance sheet and took a charge to its income statement of $3.2 million. The charge was related to the amortization of the beneficial interests recognized upfront on the off-balance-sheet financing. The Company had $160 million of off-balance-sheet financing associated with its securitizations at August 3, 2002.

    Share Repurchase

    During the 13 weeks ended August 2, 2003, Dillard's repurchased $3.8 million, or approximately 300,000 shares, of its Class A Common Stock under the existing $200 million share repurchase program. The program was authorized by the Company's board of directors in May of 2000. Approximately $56 million in share repurchase authorization remained under this open-ended plan at August 2, 2003. At August 2, 2003, the Company had 83.3 million shares of its Class A Common Stock and Class B shares outstanding.

    Store Openings/Closings - 2003

    In July 2003, Dillard's opened its new 126,000 square foot store at NorthPark Mall in Davenport, Iowa. Additionally, the Company completed and opened the 28,000 square foot expansion of its Dillard's store at Merritt Square in Merritt Island, Florida.
    During the second quarter of 2003, the Company completed the closures of three stores under its existing plan to close under-performing locations as conditions permit. These stores were Westgate Shopping Center in Toledo, Ohio (a stand-alone home store), Raleigh Springs Mall in Memphis, Tennessee (a clearance center) and Greenville Mall in Greenville, South Carolina. Additionally, Dillard's announced the upcoming closures of The Shops at Willow Lawn in Richmond, Virginia and Coliseum Mall in Hampton, Virginia. During the 26 weeks ended August 2, 2003, the Company has closed or has announced the upcoming closures of eight Dillard's locations.
    Scheduled store openings for the remainder of the year ended January 31, 2004 are as follows:


                                               Open
Dillard's at:             City                 Month          Sq. Feet
----------------------------------------------------------------------
Stony Point Fashion Park  Richmond, Virginia   September      200,000
Short Pump Town Center    Richmond, Virginia   September      200,000
Memorial City Mall(a)     Houston, Texas       October        250,000

   (a) Replacement store



    At August 2, 2003, the Company operated 329 stores spanning 29 states - all operating with one name - Dillard's.

    Supplemental Information

    Additional information regarding sales for the quarter is provided:

    Sales by Month

    Sales performance by month for the second quarter occurred as follows:


                                       Total   Comparable
                                      ------- ------------
             May                          -7%          -7%
             June                         -7%          -6%
             July                         -1%          -1%
             Quarter 2                    -5%          -5%


    Sales by Category

    Sales were strongest in the cosmetics and accessories, shoes and lingerie during the second quarter of 2003, with those areas performing above the Company average trend for the period. Sales in the women's and juniors' categories were in line with the total Company sales performance. Sales were weakest in the home, men's and children's areas, with sales in children's trending significantly below the average Company performance for the period.

    Sales by Region

    During the second quarter of 2003, sales were strongest in the western region. Sales in the west were stronger than the average Company sales performance for the period. Sales were in line with the Company trend in the east and slightly below trend in the central region.

    Exclusive Brands

    The Company continues to work diligently to build penetration and recognition of its exclusive brand merchandise as a means to provide superior price and value choices to its customers. Penetrations of exclusive brand merchandise as a percent of sales for 26-week periods ended August 2, 2003 and August 3, 2002 are as follows:


                                          26 Weeks        26 Weeks
                                            Ended           Ended
                                          August 2,       August 3,
                                             2003            2002
                                        -------------- --------------
In merchandise categories in which
 exclusive brands are presented              22.3%          19.2%

Storewide (all categories)                   18.8%          16.2%


    Estimates for 2003

    The Company is updating the following estimates for certain income statement items for the fiscal year ended January 31, 2004 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See "Forward Looking Information".


                                         In Millions
                                     ---------------------
                                        2003       2002
                                     Estimated    Actual
                                     ---------- ----------

      Depreciation and amortization     $  295     $  301
      Rental expense                        67         68
      Interest and debt expense            185        190
      Capital expenditures                 225        233


    Forward-Looking Information

    The Estimates for 2003 included in this release include certain "forward-looking statements" within the definition of federal securities laws. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report or made by management in the conference call pertaining to this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; trends in personal bankruptcies and charge-off trends in the credit card receivables portfolio; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company's future business; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.



                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
             (Amounts in Millions, Except Per Share Data)


                                       Thirteen-Week Period Ended
                                  ------------------------------------
                                    August 2, 2003     August 3, 2002
                                  ------------------------------------
                                               % of              % of
                                               Net               Net
                                     Amount    Sales  Amount     Sales
                                  ----------- ------ ---------  ------
                                       (Unaudited)      (Unaudited)

Net sales                           $1,721.5      -  $1,818.0      -
Total revenues                       1,780.4  103.4%  1,885.7  103.7%
Cost of sales                        1,186.4   68.9   1,197.3   65.9
Advertising, selling,
 administrative and general
 expenses                              507.8   29.5     531.0   29.2
Depreciation and amortization           74.6    4.3      76.9    4.2
Rentals                                 13.8    0.8      15.0    0.8
Interest and debt expense               59.4    3.5      55.9    3.1
Asset impairment and store
 closing charges                        17.1    1.0      (0.9)  (0.1)
                                     --------         --------
  Total costs and expenses           1,859.1          1,875.2
                                     --------         --------
(Loss) income before income
 taxes                                 (78.7)  (4.6)     10.5    0.6
Income taxes (benefit)                 (28.3)             3.8
                                     -------- ------  -------- ------
Net (loss) income                     $(50.4)  (2.9)%    $6.7    0.4%
                                     ======== ======  ======== ======

Basic and diluted earnings
 (loss) per share:                    $(0.60)           $0.08

Weighted average shares:
  Basic                                 83.4             84.6
                                     ========         ========
  Diluted                               83.4             85.8
                                     ========         ========



                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
             (Amounts in Millions, Except Per Share Data)


                                      Twenty-Six Week Period Ended
                                  -----------------------------------
                                    August 2, 2003    August 3, 2002
                                  -----------------------------------
                                              % of             % of
                                              Net              Net
                                    Amount    Sales    Amount  Sales
                                  ---------- ------    ------  ------
                                     (Unaudited)        (Unaudited)

Net sales                           $3,535.4      -  $3,728.9      -
Total revenues                       3,671.7  103.9%  3,860.0  103.5%
Cost of sales                        2,398.4   67.8   2,423.7   65.0
Advertising, selling, administrative
 and general expenses                1,017.5   28.8   1,050.7   28.2
Depreciation and amortization          148.6    4.2     154.3    4.1
Rentals                                 27.9    0.8      30.2    0.8
Interest and debt expense              102.8    2.9     100.8    2.7
Asset impairment and store
 closing charges                        17.1    0.5      (0.9)     -
                                     --------        --------
  Total costs and expenses           3,712.3          3,758.8
                                     --------        --------
(Loss) income before income taxes      (40.6)  (1.1)    101.2    2.7
Income taxes (benefit)                 (14.6)            36.4
                                     --------        --------
(Loss) income before accounting
 change                                (26.0)  (0.7)     64.8    1.7
Cumulative effect of accounting
 change                                    -      -    (530.3) (14.2)
                                     -------- -----  -------- ------
Net loss                              $(26.0)  (0.7)% $(465.5) (12.5)%
                                     ======== =====  ======== ======

Basic earnings (loss) per share:
  (Loss) income before
   accounting change                  $(0.31)           $0.77
  Cumulative effect of
   accounting change                       -            (6.29)
                                     --------         --------
  Net loss                            $(0.31)          $(5.52)
                                     ========         ========

Diluted earnings (loss) per share:
  (Loss) income before accounting
   change                             $(0.31)           $0.76
  Cumulative effect of accounting
   change                                  -            (6.21)
                                     --------         --------
  Net loss                            $(0.31)          $(5.45)
                                     ========         ========

Weighted average shares:
  Basic                                 84.0             84.4
                                     ========         ========
  Diluted                               84.0             85.4
                                     ========         ========



                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
             (Amounts in Millions, Except Per Share Data)


                                       Fifty-Two Week Period Ended
                                   -----------------------------------
                                    August 2, 2003     August 3, 2002
                                   -----------------------------------
                                              % of              % of
                                              Net               Net
                                     Amount   Sales     Amount  Sales
                                   ---------- ------    ------  ------
                                       (Unaudited)       (Unaudited)
Net sales                           $7,717.5      -  $8,135.2      -
Total revenues                       8,045.5  104.3%  8,390.6  103.1%
Cost of sales                        5,228.8   67.8   5,440.1   66.9
Advertising, selling, administrative
 and general expenses                2,130.8   27.6   2,162.6   26.6
Depreciation and amortization          295.7    3.8     311.0    3.8
Rentals                                 65.8    0.9      71.4    0.9
Interest and debt expense              191.8    2.5     199.0    2.4
Asset impairment and store
 closing charges                        70.1    0.9       0.9      -
                                    --------         --------
  Total costs and expenses           7,983.0          8,185.0
                                    --------         --------
Income before income taxes              62.5    0.8     205.6    2.5
Income taxes                            21.3             79.5
                                    --------         --------
Income before accounting change         41.2    0.5     126.1    1.6
Cumulative effect of accounting
 change                                    -      -    (530.3)  (6.6)
                                    --------  -----  --------  -----
Net income (loss)                      $41.2    0.5%  $(404.2)  (5.0)%
                                    ========  =====  ========  =====

Basic earnings (loss) per share:
  Income before accounting
   change                              $0.49            $1.50
  Cumulative effect of
   accounting change                       -            (6.31)
                                    --------         --------
  Net income (loss)                    $0.49           $(4.81)
                                    ========         ========

Diluted earnings (loss) per share:
  Income before accounting change      $0.49            $1.49
  Cumulative effect of accounting
   change                                  -            (6.26)
                                    --------         --------
  Net income (loss)                    $0.49           $(4.77)
                                    ========         ========

Weighted average shares:
  Basic                                 84.3             84.0
                                    ========         ========
  Diluted                               84.7             84.8
                                    ========         ========



                   Dillard's, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                        (Amounts in Millions)


                                                  August 2,  August 3,
                                                     2003      2002
                                                  ---------- ---------
Assets                                                (Unaudited)
Current Assets:
  Cash and cash equivalents                      $   150.5  $   118.5
  Trade accounts receivable                        1,159.3    1,111.7
  Merchandise inventories                          1,742.1    1,696.0
  Other current assets                                40.7       18.8
                                                  ---------  ---------
    Total current assets                           3,092.6    2,945.0

Property and equipment, net                        3,248.3    3,376.4
Goodwill                                              39.2       39.2
Other assets                                         126.2      227.2
                                                  ---------  ---------

  Total Assets                                   $ 6,506.3  $ 6,587.8
                                                  =========  =========

Liabilities and Stockholders' Equity
Current Liabilities:
  Trade accounts payable and accrued expenses    $   764.9  $   752.6
  Current portion of long-term debt and capital
   leases                                            137.5       91.7
  Federal and state income taxes                      14.9       20.5
                                                  ---------  ---------
    Total current liabilities                        917.3      864.8

Long-term debt and capital leases                  2,037.1    2,212.7
Other liabilities                                    138.1      116.3
Deferred income taxes                                669.9      660.4
Guaranteed preferred beneficial interests in the
  Company's subordinated debentures                  531.6      531.6
Stockholders' equity                               2,212.3    2,202.0
                                                  ---------  ---------

    Total Liabilities and Stockholders' Equity   $ 6,506.3  $ 6,587.8
                                                  =========  =========



                     Other Financial Information
                        (Amounts in Millions)
                             (Unaudited)

                                                  August 2,  August 3,
                                                     2003      2002
                                                  ---------- ---------

Square footage                                         55.9      56.6
                                                  ========== =========
Capital expenditures:
  13 weeks ended                                      $56.7     $57.4
  26 weeks ended                                       98.2     107.5
  52 weeks ended                                      224.0     238.0



    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965